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                                                               EXHIBIT 99.10


                   WELLBORE ASSIGNMENT OF OIL AND GAS LEASES
                    WITH RESERVATIONS OF PRODUCTION PAYMENT
                             AND REVERSION INTEREST


                 THIS WELLBORE ASSIGNMENT OF OIL AND GAS LEASES WITH RESERVATIONS OF PRODUCTION PAYMENT AND REVERSION INTEREST (this "ASSIGNMENT") is entered into on March 26, 1996, but is effective as of 7:00 a.m. (M.S.T.) on March 29, 1996 (the "EFFECTIVE DATE") by and between HS Resources, Inc., a Delaware corporation, and its wholly-owned subsidiary, Orion Acquisition, Inc., a Delaware corporation both with an address of 1999 Broadway, Suite 3600, Denver, Colorado 80202 (herein collectively called "GRANTOR"), and Wattenberg Resources Land, L.L.C., a Delaware limited liability company, c/o David G. Stolfa, Manager, 3300 South Columbine Circle, Englewood, Colorado 80110 (herein called "GRANTEE").


                                   ARTICLE 1
                       CERTAIN DEFINITIONS AND REFERENCES

                 1.1 CERTAIN DEFINED TERMS. When used in this Assignment, the following terms shall have the respective meanings assigned to them in this
Section 1.1 or in the sections and subsections referred to below:

                 "AFFILIATE" shall mean (a) any person directly or indirectly owning, controlling or holding with power to vote 50% or more of the outstanding voting securities of Grantee, (b) any person 50% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by Grantee, (c) any person directly or indirectly controlling, controlled by or under common control with Grantee, and (d) any officer, director or partner or member of Grantee or any person described in clause (c) of this definition.

                 "AGENT" shall have the meaning assigned in the Credit
Agreement.

                 "ASSIGNMENT" is defined in the first paragraph above.

                 "BANK" shall have the meaning assigned in the Credit
Agreement.

                 "BUSINESS DAY" shall mean a day on which commercial banks are open for business in both the State of New York and the State of Colorado.

                 "CREDIT AGREEMENT" shall mean the Credit Agreement dated effective as of the Effective Date among Grantee, The Chase Manhattan Bank, N.A., as agent, and the lenders which are party thereto, as the same may be amended, modified or restated from time to time.

                 "EFFECTIVE DATE" is defined in the first paragraph.
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                 "FULL PRODUCTION DATE" shall mean the date on which the total volume of gas attributable to the Subject Hydrocarbons produced, saved and sold from and after the Effective Date equals a volume equivalent to 6,868,886 BCOE (net of royalty and net to Grantee); provided that such volume shall be decreased by an amount, if any, equal to the aggregate volume of reserves allocated to properties on which Grantor has exercised the Option.

                 "GRANTEE" shall mean Grantee as defined in the first paragraph of this Assignment, and its successors and assigns and, unless the context in which used shall otherwise require, such term shall mean any successor-owner at the time in question of any or all of the Subject Interests.

                 "GRANTOR" shall mean Grantor as defined in the first paragraph and its successors and assigns; and, unless the context in which used shall otherwise require, such term shall mean any successor-owner at the time in question of any or all of the Production Payment.

                 "GROSS PROCEEDS" shall have the meaning assigned to it in
Section 4.2(a).

                 "HEDGING OBLIGATION" shall be any obligation of Grantee to make settlement payments, margin payments or any other payments including premiums, purchase prices, fees, option prices, interest and expense under any Hedging Agreements as defined in and permitted by the terms of the Credit Agreement.

                 "IRC" means the Internal Revenue Code of 1986, as amended, and any successor statute.

                 "LEASES" is defined in Section 2.1(a).

                 "LOAN DOCUMENTS" shall have the meaning assigned in the Credit Agreement.

                 "MANAGEMENT AGREEMENT" means that certain Management Agreement dated effective as of the Effective Date between Grantor and Grantee, and providing for the Grantor's management of the Subject Interests and for certain other matters as provided therein.

                 "MEASUREMENT AMOUNT" is defined in Section 4.5.

                 "MORTGAGE" shall mean that certain Mortgage, Assignment of Production, Security Agreement and Financing Statement dated as of the Effective Date between Grantee and the Agent, and securing, among other things, the obligations of Grantee to the Agent and Banks under the Credit Agreement.

                 "NET PROFITS" for any Payment Period shall mean the net balance, positive or negative, resulting after application of the credits and debits as provided in Sections 4.2 and 4.3 for such period.

                 "NET PROFITS ACCOUNT" shall have the meaning assigned to it in
Section 4.1.





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                 "NON-AFFILIATE" shall mean any Person who is not an Affiliate.

                 "OPERATIVE DOCUMENTS" means the Purchase Agreement, this Assignment, the Management Agreement, and the Option.

                 "OPTION" shall mean that certain Option Agreement dated effective as of the Effective Date between Grantee and Grantor, and providing for an option in favor of Grantor to repurchase the Subject Interests on the terms and subject to the conditions provided for therein.

                 "OTHER INCOME" is defined in Section 4.2(b).

                 "PAYMENT PERIOD" shall mean a calendar quarter, provided that the first Payment Period shall mean the period from the Effective Date until June 30, 1996, and the last Payment Period shall mean the portion of the calendar quarter during which the Termination Date occurs from the beginning of such calendar quarter until and including the Termination Date.

                 "PERSON" shall mean any natural person, association, trust, partnership, limited liability company, corporation or other legal entity.

                 "PRODUCTION PAYMENT" is defined in Section 3.1.

                 "PRODUCTION PAYMENT PERIOD" shall mean the period from the Effective Date until and including the Termination Date.

                 "PRODUCTION SALES CONTRACTS" shall mean all contracts, agreements and arrangements for the sale or disposition of Subject Hydrocarbons that may be produced from or attributable to the Subject Interests, whether presently existing or hereafter created.

                 "PURCHASE AGREEMENT" means that certain Purchase and Sale Agreement dated as of the Effective Date between Grantor and Grantee, and providing for Grantee's purchase and the Grantor's sale of the Subject Interests and pursuant to which this Assignment is being executed and delivered.

                 "REVERSION INTEREST" is defined in Section 3.3.

                 "SECTION 29 CREDITS" is defined in Section 3.2.

                 "SUBJECT HYDROCARBONS" shall mean that portion of the oil, gas and other minerals in and under and that may be produced, from and after the Effective Date, from or attributable to the Subject Interests and after deducting the appropriate share of all royalties and any overriding royalties (other than those overriding royalties conveyed herein), production payments (except the Production Payment) and other similar charges burdening the Subject Interests on the Effective Date or additional burdens created under the Management Agreement. There shall not be included in the Subject Hydrocarbons any oil, gas or other minerals unavoidably lost in production or used by Grantee in conformity with good oil field practices





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for production operations (including without limitation, fuel, secondary or tertiary recovery) conducted solely for the purpose of producing Subject Hydrocarbons from the Subject Interests, but only so long as such Subject Hydrocarbons are so used.

                 "SUBJECT INTERESTS" is defined in Section 2.1.

                 "SUBORDINATED NOTE" shall mean the $750,000 Subordinated Promissory Note issued by Grantee to Grantor pursuant to the Purchase Agreement.

                 "SUPERIOR OBLIGATIONS" shall mean the indebtedness, obligations and liabilities of Grantee under the Credit Agreement and the Hedging Obligations, and to which certain of Grantor's interests under this Assignment are subordinated pursuant to Article 8.

                 "TERMINATION DATE" shall mean the day on which an aggregate amount of $17,510,640.00 has been paid to Grantor under the Production Payment and attributable to Subject Hydrocarbons produced, saved and sold from and after the Effective Date.

                 "WELLS" is defined in Section 2.1(a).

                 1.2 REFERENCES AND TITLES. All references in this Assignment to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Assignment unless expressly provided otherwise. Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words "this Assignment", "this instrument", "herein", "hereof", "hereby", "hereunder" and words of similar import refer to this Assignment (and reservation of Production Payment) as a whole and not to any particular subdivision unless expressly so limited. Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. All references in this Assignment to Exhibits or Schedules refer to exhibits or schedules to this Assignment unless expressly provided otherwise, and all such Exhibits or Schedules are hereby incorporated herein by reference and made a part hereof for all purposes.


                                   ARTICLE 2
                                   ASSIGNMENT

                 2.1 For and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor does hereby GRANT, BARGAIN, SELL, TRANSFER, ASSIGN, and CONVEY unto Grantee, its successors and assigns, all of the following (the "SUBJECT INTERESTS"):

                          (a)     The right, title and interest of Grantor in
and to the oil and gas leases and mineral interests described in Exhibit A (attached hereto and made a part hereof for all purposes) insofar and only insofar as said leases cover the right to produce from the wellbores of the wells described in Exhibit B (attached hereto and made a part hereof for all purposes) from the intervals in such wells identified in Exhibit B as of the Effective Date (the





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above described interest in such leases being herein called the "LEASES" and the above described interest in such wells being herein called the "WELLS"), subject to any restrictions, exceptions, reservations, conditions, limitations, burdens, contracts, agreements and other matters applicable to the Leases and the Wells as set forth in the Purchase Agreement, and excluding such portion of the Leases and the Wells which are not conveyed to Grantee because of Defective Interests or which were determined to be Excluded Assets (as such terms are defined in the Purchase Agreement);

                          (b)     The right, title and interest of Grantor in
and to overriding royalty interests and mineral interests in the Leases insofar and only insofar as the Leases cover the wellbores associated with the Wells from the producing intervals identified in Exhibit B;

                          (c)     To the extent affected, the right, title and
interest of Grantor in and to, or derived from, the following insofar and only insofar as same are attributable to the Leases and the Wells:

                                  (i)      The presently existing and valid
                 oil, gas or mineral unitization, pooling, operating and communitization agreements, declarations and orders affecting the Leases and Wells, and in and to the properties covered and the units created thereby;

                                  (ii)     The personal property and fixtures
                 that are appurtenant to the Wells, including all wells, casing, tubing, pumps, separators, tanks, lines and other personal property and oil field equipment appurtenant to such Wells; provided, however, that Grantor shall remain co-owner of any personal property appurtenant to any property owned by Grantor that is not exclusively part of the Wells;

                                  (iii) The presently existing and valid gas sales, purchase, gathering and processing contracts and operating agreements, joint venture agreements, partnership agreements, rights-of-way, easements, permits and surface leases and other contracts, agreements and instruments (but specifically excluding Grantor's rights under the Operative Documents), only in relevant part to the extent and insofar as the same are appurtenant to the Leases, Wells and the units referred to in (c)(i) above; provided, however, that Grantor shall remain co-owner of any agreements, including unitization and pooling agreements, if they pertain to any property owned by Grantor that is not exclusively part of the Leases and Wells;

reserving to Grantor, however, the Production Payment, the Reversion Interest and the other rights reserved herein, all as provided in Article 3 below; to have and to hold the Subject Interests forever.





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                                   ARTICLE 3
                                  RESERVATIONS

                 3.1 PRODUCTION PAYMENT. Grantor reserves unto itself, and its successors and assigns, from this Assignment a production payment payable out of and only from Subject Hydrocarbons equal to 100% of the Net Profits derived from the Subject Hydrocarbons; such production payment to be effective during the Production Payment Period and such payment, in any Payment Period, not to exceed the Gross Proceeds during such Payment Period, (the "PRODUCTION PAYMENT"); and subject to the terms and conditions contained herein.

                 3.2 SURFACE AND OTHER USE. Grantee hereby grants unto Grantor, and its successors and assigns, the right to use as much of the surface of the acreage covered by the Leases as well as the Wells conveyed hereunder as may be necessary in the conduct of operations under the Management Agreement and in those zones, formations and depths not assigned to Grantee herein and on any other property owned or leased by Grantor that is either not part of the Subject Interests being conveyed hereby or subsequently reacquired by Grantor through its exercise of the Option. Grantor further reserves the right to drill through the depths, zones and formations herein assigned to Grantee in conducting any operations in the depths, zones and formations not assigned herein or on any other property owned or leased by Grantor that is either not part of the Subject Interests being conveyed hereby or subsequently reacquired by Grantor through its exercise of the Option. Grantor further reserves the right to drill infill wells as permitted by regulatory agencies having jurisdiction over such matters. Grantor reserves the right to jointly use any easements and rights-of-way for its operations on the land covered hereby or on other lands in the area.

                 3.3 REVERSION INTEREST AFTER FULL PRODUCTION DATE. Grantor reserves unto itself, and its successors and assigns, 75% of the Subject Interests from and after the Full Production Date (the "REVERSION INTEREST"); provided, however, that this reservation will not take effect if the estimated net cash flow from operations and production of the Subject Hydrocarbons remaining after the Full Production Date, when taken as a whole, is not reasonably expected by Grantor in good faith to exceed the estimated cost to plug and abandon the Wells. If the Full Production Date is reached and this reversion becomes effective, Grantor and Grantee agree to enter into a mutually acceptable Joint Operating Agreement to govern operation of the Subject Interests after the Full Production Date, in form and substance similar to the Model Form Operating Agreement typically used by Grantor at the Full Production Date, naming Grantor as Operator. For the purposes of this Section 3.3, net cash flow from operations and production means the excess of revenue from production of Subject Hydrocarbons over the aggregate of operating expenses, overhead costs and capital costs required to produce such Subject Hydrocarbons.





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                                   ARTICLE 4
                   PRODUCTION PAYMENT ACCOUNTING AND PAYMENT

                 4.1 ESTABLISHMENT OF NET PROFITS ACCOUNT. Grantee shall establish and maintain a Net Profits Account (herein called the "NET PROFITS ACCOUNT") in accordance with the various provisions of this Assignment and at all times during the Production Payment Period shall keep true and correct books and records with respect thereto. Such books and records shall be open for inspection, copying and audit by Grantor and its accountants and representatives.

                 4.2 CREDITS TO NET PROFITS ACCOUNT. Except as otherwise provided herein, the Net Profits Account shall be credited with an amount equal to the sum of Gross Proceeds and Other Income.

                          (a)     "GROSS PROCEEDS" shall mean, on an accrual
accounting basis, all consideration received, directly or indirectly, for sales of Subject Hydrocarbons, subject to the following:

                                  (i)      If a controversy exists (whether by
                 reason of any statute, order, decree, rule, regulation, contract, or otherwise) as to the correct or lawful sales price of any Subject Hydrocarbons, then at Grantee's sole election, Grantee may choose to treat amounts received by Grantee and affected by such controversy (A) as Gross Proceeds received by Grantee, or (B) not as Gross Proceeds received by Grantee and deposit such amounts with an escrow agent pending settlement of such controversy, provided that all amounts, including any interest or other income, thereafter paid to Grantor by such escrow agent out of or on account of such escrow shall be considered to be amounts received from the sale of Subject Hydrocarbons. Amounts received by Grantor and not deposited with an escrow agent shall be considered to be received for purposes of this definition of Gross Proceeds;

                                  (ii)     Gross Proceeds relating to any
                 non-consent operations conducted with respect to all or any part of the Subject Hydrocarbons after the Effective Date shall be subject to Section 5.8;

                                  (iii) Gross Proceeds shall not include any amount which Grantee shall receive as a bonus for any lease or payments made to Grantor in connection with adjustment of the cost of any Well and leasehold equipment upon unitization or revision of participating areas under federal divided-type units covering any of the Subject Hydrocarbons;

                                  (iv)     Cash settlements and cash make-ups
                 received by Grantee with respect to the Subject Hydrocarbons under gas balancing or similar agreements shall be considered derived from the sale of Subject Hydrocarbons;

                                  (v)      The proceeds from (A) all insurance
                 and (B) all judgments, claims and settlements, received by Grantee which are applicable to remedy or





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                 repair losses or damages actually incurred, to the extent such proceeds relate to the production of Subject Hydrocarbons; and

                                  (vi)     Gross Proceeds shall not include
                 Other Income.

                 (b) "OTHER INCOME" shall mean, on an accrual accounting basis, the following:

                                  (i)      The proceeds received by Grantee
                 after the Effective Date from (A) the sale of any materials, supplies, equipment and other personal property or fixtures, or any part thereof or interest therein, used in connection with the Subject Hydrocarbons, (B) delay rentals, (C) lease bonuses, and (iv) rentals from reservoir use or storage; including without limitation all amounts attributable thereto which are received by Grantee by way of conformance of investment in personal property and equipment if the Subject Hydrocarbons or any part or parts thereof are hereafter from time to time unitized or are affected by the revision of a participating area in a federal divided-type unit;

                                  (ii)     The proceeds of all insurance
                 received by Grantee, other than to remedy or repair losses or damages actually incurred, to the extent such proceeds relate to the production of Subject Hydrocarbons, (A) the cost of which is charged to the Net Profits Account, directly or indirectly, and/or (B) that accrue to Grantee as a consequence of the loss or damage to any one or more of the following which occurs after the Effective Date: the Subject Hydrocarbons, or any part thereof or interest therein, the interest of Grantee in any materials, supplies, equipment or other personal property or fixtures used in connection with any of the Subject Hydrocarbons; except to the extent such amounts are used to repair or replace the items damaged or lost giving rise to the receipt of such amounts;

                                  (iii)    Except to the extent subject to the
                 allowance for depletion under the IRC, amounts received by Grantee from a purchaser of Subject Hydrocarbons (A) as a prepayment of any portion of the sales price for such Subject Hydrocarbons, (B) as advance gas payments or (C) as payments pursuant to contractual provisions providing for "take-or-pay" payments (including amounts awarded by a court or agreed to by the parties in any settlement of a claim (net of costs and attorneys' fees incurred in connection therewith) as damages for the failure or refusal of the purchaser to take Subject Hydrocarbons pursuant to the contract which contains such provisions) shall be considered to be received from the sale of Subject Hydrocarbons; provided that such amounts shall not be considered received from the sale of Subject Hydrocarbons at a later date when Subject Hydrocarbons are delivered in respect of any such payments under "make-up" or similar provisions;

                                  (iv)     The proceeds of all judgments,
                 claims and settlements received by Grantee for damages to one or more of the following which occurs after the Effective
                 Date:  to the extent such proceeds relate to the production of





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                 Subject Hydrocarbons, or any part thereof or interest therein;
                 any materials, supplies, equipment or other personal property or fixtures; or any part thereof or interest therein, used in connection with any of the Subject Hydrocarbons; except to the extent such amounts are used to repair or replace the items damaged or lost giving rise to the receipt of such amounts;

                                  (v)      Any interest, penalty or other
                 amounts received by Grantee which are attributable to the Subject Hydrocarbons and are not derived from the sale of Subject Hydrocarbons; and

                                  (vi) All other monies and things of value which are received by Grantee by virtue of the ownership after the Effective Date of the Subject Hydrocarbons and the materials, supplies, equipment and other personal property and fixtures used in connection with the Subject Hydrocarbons.

                 4.3 DEBITS TO NET PROFITS ACCOUNT. Except as otherwise provided herein, the Net Profits Account shall be debited (without duplication and taking into account the costs and expenses assumed by Grantor under the Management Agreement), on an accrual accounting basis, with the following amounts:

                          (a)     All direct costs which are attributable to
production of the Subject Hydrocarbons (i) for all direct labor (including fringe benefits), other services and expenses necessary for developing, operating, producing, reworking (including recompleting) and maintaining the Subject Hydrocarbons after the Effective Date, (ii) for dehydration, compression, separation, gathering, transportation and marketing of the Subject Hydrocarbons after the Effective Date, and (iii) for all materials, supplies, equipment and other personal property and fixtures purchased for use in connection with the Subject Hydrocarbons after the Effective Date (including without limitation (A) all amounts paid by Grantee for conformance of investment if the Subject Hydrocarbons or any part or parts thereof are hereafter from time to time unitized or if any participating area in a federal divided-type unit is changed, and (B) the cost of secondary recovery, pressure maintenance, repressuring, recycling and other operations conducted for the purpose of enhancing production);

                          (b)     Costs (including without limitation outside
legal, accounting and engineering services) attributable to the Subject Hydrocarbons and allocated in accordance with revenues therefrom of (i) handling, investigating and/or settling litigation, administrative proceedings and claims (including without limitation lien claims other than liens for borrowed funds) and (ii) payment of judgments, penalties and other liabilities (including interest thereon), paid by Grantee (and not reimbursed under insurance maintained by Grantee or others) and involving any of the Subject Hydrocarbons, or incident to the development, operation or maintenance of the Subject Hydrocarbons after the Effective Date, or requiring the payment or restitution of any proceeds of Subject Hydrocarbons, or arising from tax or royalty audits;

                          (c)     All taxes (except income, transfer,
inheritance, estate, franchise and like taxes) paid by Grantee with respect to the ownership of the Subject Hydrocarbons or the extraction of the Subject Hydrocarbons after the Effective Date, including without limitation





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production, severance, and/or excise and other similar taxes assessed against, and/or measured by, the production of (or the proceeds or value of production of) Subject Hydrocarbons (without regard to the period of ownership for which such taxes are assessed), occupation taxes, sales and use taxes, and ad valorem taxes assessed against or attributable to the Subject Hydrocarbons or any equipment located on any of the Subject Interests, as such equipment is required for the production of Subject Hydrocarbons;

                          (d)     Insurance premiums attributable to the
ownership or operation of the Subject Hydrocarbons paid by Grantee for insurance actually carried for periods after the Effective Date, or any equipment located on any of the Subject Interests, as such equipment is required for the production of Subject Hydrocarbons, or incident to the development, operation or maintenance of the Subject Hydrocarbons after the Effective Date;

                          (e)     All amounts attributable to the Subject
Hydrocarbons (to the extent attributable to periods after the Effective Date) and consisting of (i) rent and other consideration paid for the use or damage to the surface and (ii) delay rentals, shut-in well payments, minimum royalties and similar payments paid pursuant to the provisions of agreements in force and effect before the Effective Date;

                          (f)     Amounts attributable to the Subject
Hydrocarbons (to the extent attributable to periods after the Effective Date) and charged by the relevant operator as overhead charges specified in applicable operating agreements (including applicable COPAS charges) now or hereafter covering Subject Hydrocarbons;

                          (g)     If as a result of the occurrence of the
bankruptcy or insolvency or similar occurrence of the purchaser of Subject Hydrocarbons any amounts previously included in Gross Proceeds or Other Income are reclaimed from Grantee or its representative, then the amounts reclaimed as promptly as practicable following Grantee's payment thereof;

                          (h)     The Management Fee (as defined in the
Management Agreement) paid to Grantor pursuant to the Management Agreement;

                          (i)     All payments and prepayments made by Grantee
to the Agent and Banks with respect to the Superior Obligations (other than with respect to the Hedging Obligations, which are covered by subparagraph (j) below) pursuant to the terms of the Loan Documents (and specifically in accordance with the provisions of Section 8.09 of the Credit Agreement), including without limitation, principal, interest, fees, expenses and indemnities (including interest that accrues subsequent to the commencement of any bankruptcy, insolvency or similar proceeding with respect to Grantee, whether or not a claim for post-filing interest is allowed in such proceeding);

                          (j)     All payments made by Grantee of any Hedging
Obligations in accordance with the provisions of Section 8.09 of the Credit Agreement;

                          (k)     If Grantee shall be a party as to any
non-consent operations conducted with respect to all or any of the Subject Hydrocarbons after the Effective Date, all





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
costs to be debited to the Net Profits Account with respect thereto shall be governed by Section 5.8;

                          (l)     Except as otherwise provided elsewhere in
this Assignment, all other direct expenditures attributable to the Subject Hydrocarbons paid by Grantee after the Effective Date for the necessary or proper development, operation, maintenance and administration, after the Effective Date, of the Subject Hydrocarbons, if reasonably incurred; provided, however, that notwithstanding anything herein provided to the contrary, the Net Profits Account shall not be debited with any cost or expense which is deducted or taken into account in determining Gross Proceeds or Other Income, including, without limitation, the value of any component of Gross Proceeds or Other Income.

                 4.4 ACCOUNTING FOR NET PROFITS. All debits to the Net Profits Account calculated pursuant to Section 4.3 which are attributable to costs and expenses incurred during a Payment Period, up to and including the last day of such Payment Period, shall be debited against the Net Profits Account as of the last day of such period. All credits to the Net Profits Account calculated pursuant to Section 4.2 which are attributable to the sale of Subject Hydrocarbons during a Payment Period, shall be credited to the Net Profits Account as of the last day of such Payment Period.

                 4.5 MEASUREMENT AMOUNT AND PAYMENT. As of the end of each Payment Period, Grantee shall calculate an amount (the "MEASUREMENT AMOUNT"), equal to the sum of (a) any Measurement Amount carried forward from a prior Payment Period and (b) the Net Profits for the then current Payment Period. Not more than 75 days following a Payment Period, Grantee shall pay Grantor the lesser of (i) the Measurement Amount for such Payment Period or
(ii) Gross Proceeds for the Payment Period in question. If the Measurement Amount for a Payment Period is a negative amount, no payment shall be due and payable by Grantee to Grantor hereunder for such Payment Period, and the negative amount shall be carried forward for the next and succeeding Payment Periods until such deficit is wiped out and liquidated. If the Measurement Amount for the Payment Period is a positive amount and exceeds Gross Proceeds for the Payment Period, the excess Measurement Amount shall be carried forward to the next Payment Period.

                 Grantee shall send to Grantor at the same time set for the payment a statement showing the calculation of the Measurement Amount, the reason for any nonpayment, the condition of the Net Profits Account as of the close of business on the last day of the relevant Payment Period and clearly showing (with sufficient description so that Grantor can identify such items and the particular Subject Hydrocarbons involved) those items which gave rise to debits and credits to the Net Profits Account during such Payment Period and clearly showing for each Subject Interest the quantities of Subject Hydrocarbons produced therefrom during the Payment Period covered by such statement, the volumes of such production sold, the prices at which such volumes were sold, and the taxes paid with respect to such sales.

                 Although the books for the Net Profits Account shall be kept on an accrual basis, for purposes of this Section 4.5, Net Profits will be tentatively computed and paid in accordance with Grantor's standard billing and disbursement procedures, which shall be consistent with





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standard industry practices, until the Termination Date.  Within 90 days following the Termination Date, the Net Profits Account shall be reconciled to the accrual method and Grantor and Grantee shall make such payments or refunds to each other as are necessary to effect such reconciliation.

                 4.6 OVERPAYMENTS. If at any time Grantee is determined to have paid Grantor more than the amount then due with respect to the Production Payment, Grantor shall be obligated to return any such overpayment, limited to amounts actually paid to Grantor by Grantee, after Grantee notifies Grantor of the amount of such overpayment and provides Grantor substantiation thereof. Alternatively, Grantee may elect to offset future Production Payments for the amount of any such overpayment.

                 4.7 ACCOUNTING FOR INTEREST EXPENSE. For federal income tax purposes, interest with respect to payments under the Production Payment shall be taken into account under the noncontingent bond method of Prop. Treas. Reg. Section 1.1275-4(b)(2) (or any successor provision of final Treasury Regulations) in accordance with the projected payment schedule attached as
Schedule 1.

                 4.8 ALLOCATION OF COMMINGLED PRODUCTION AND COSTS AND EXPENSES. If Grantor exercises the Option or otherwise acquires any interest in the lands covered by the Leases that are no longer or are not part of the Subject Interest, the allocation of commingled production and costs and expenses shall be allocated in accordance with Section 12.5 of the Purchase Agreement, if applicable.


                                   ARTICLE 5
                         OPERATION OF SUBJECT INTERESTS

                 5.1 RIGHTS AND DUTIES OF GRANTEE. Grantee (subject to the terms and provisions of any applicable operating agreements and subject to the other provisions of the Operative Documents) as between Grantor and Grantee, has exclusive charge, management and control of all operations to be conducted on the Subject Interests and may take any and all actions which a reasonably prudent operator would deem necessary or advisable in the management, operation and control thereof. Grantee shall promptly (and, unless the same are being contested in good faith and by appropriate proceedings, before the same are delinquent) pay all costs and expenses (including without limitation all taxes and all costs, expenses and liabilities for labor, materials and equipment incurred in connection with the Subject Interests and all obligations to the holders of royalty interests and other interests affecting the Subject Interests) incurred from and after the Effective Date in developing, operating and maintaining the Subject Interests. Grantee shall be obligated to operate and maintain the Subject Interests as would a reasonable and prudent operator under similar circumstances in accordance with good oil field practices. For the Subject Interests which Grantee does not operate, Grantee shall take all such action and exercise all such rights and remedies as are reasonably available to it to cause the operator to so maintain and operate such Subject Interests. Grantee shall be deemed to have fully discharged all of its obligations under this Section 5.1, and shall have no liability to Grantor under this Section 5.1 during any period when the Management Agreement is in effect.

                 5.2 SALES OF SUBJECT HYDROCARBONS. Grantee shall have the obligation to market or cause to be marketed the Subject Hydrocarbons in accordance with its good faith business judgment and sound oil field practices. Grantee shall fully discharge its obligations to Grantor under this Section 5.2 during any period when the Management Agreement is in effect. As to any third parties, all acts of Grantee in marketing the Subject Hydrocarbons and all Production Sales Contracts executed by Grantee shall be binding on Grantor and the Production Payment; it being understood that the right and obligation to market the Subject Hydrocarbons is at all times vested in Grantee and Grantor does not have any such right or obligation or any possessory interest in all or part of the Subject Hydrocarbons, except as may be granted by separate agreement or instrument. Accordingly, it shall not be necessary for Grantor to join in any new Production Sales Contracts or any amendments to existing Production Sales Contracts.

                 5.3 INSURANCE. Grantee shall obtain or cause to be obtained (and maintain or cause to be maintained during the economic life of the Subject Interests) the types of insurance as in its reasonable good faith business judgment a reasonable and prudent operator would carry under similar circumstances. Grantee shall fully discharge all of its obligations under this
Section 5.3, and shall have no liability to Grantor under this Section 5.3 during any period when the Management Agreement is in effect.

                 5.4 CONTRACTS WITH AFFILIATES. To the extent not provided for in any applicable operating agreement, Grantee may perform services and furnish supplies and equipment with respect to the Subject Interests, provided that the amount of compensation, price or rental that can be charged to the Net Profits Account therefor must be no less favorable than those available from Non-Affiliates in the area engaged in the business of rendering comparable services or selling or leasing comparable equipment and supplies which could reasonably be made available to the Subject Interests.

                 5.5 GOVERNMENT REGULATION. All obligations of Grantee hereunder shall be subject to and limited by all applicable federal, state and local laws, rules, regulations and orders (including those of any applicable agency, board, official or commission having jurisdiction).

                 5.6 ABANDONMENTS. Prior to releasing, surrendering or abandoning any portion of the Subject Interests, Grantee shall first offer in writing to reassign such interest to Grantor, with Grantor assuming all liability and obligations for such interest after such assignment. If Grantor does not accept the offer to reassign within 60 days from such offer, Grantee shall have the right without the joinder of Grantor to release, surrender and/or abandon its interest in the Subject Interests, or any part thereof, or interest therein even though the effect of such release, surrender or abandonment will be to release, surrender or abandon the Production Payment the same as though Grantor had joined therein insofar as the Production Payment covers the Subject Interests, or any part thereof or interest therein, so released, surrendered or abandoned by Grantee.

                 5.7      POOLING AND UNITIZATION.

                          (a)     Certain of the Subject Interests may have
been pooled or unitized for the production of oil, gas and/or minerals prior to the Effective Date or, after the Effective Date, may be so pooled or unitized pursuant to Section 5.7(b). Such Subject Interests are and shall be subject to the terms and provisions of such pooling and unitization agreements, and the Production Payment in each such Subject Interest shall apply to (and the term "SUBJECT HYDROCARBONS" shall include) the production from such units which is attributable to such Subject Interest (and the Net Profits Account shall be computed giving consideration to such production and costs, expenses, charges and credits attributable to such Subject Interest) under and by virtue of the applicable pooling and unitization agreements.

                          (b)     Grantee shall have the right and power to
unitize, pool or combine the lands covered by the Subject Interests, or any portion or portions thereof, with any other land or lease or leases so as to create one or more unitized areas (or, with respect to unitized or pooled areas theretofore created, to dissolve the same or to amend and/or reconfigure the same to include additional acreage or substances or to exclude acreage or substances). If pursuant to any law, rule, regulation or order of any governmental body or official, any of the Subject Interests are pooled or unitized in any manner, the Production Payment insofar as it affects such Subject Interest shall also be deemed pooled and unitized, and in any such event the Production Payment shall apply to (and the term "SUBJECT HYDROCARBONS" shall include) the production which accrues to such Subject Interest under and by virtue of such pooling and unitization arrangements and the Net Profits Account shall be computed giving consideration to such production and costs, expenses, charges and credits attributable to such Subject Interest under and by virtue of such pooling and unitization arrangement. Notwithstanding the foregoing provisions of this Section 5.7(b), Grantee shall have no right or interest in any well that is not specifically described on Exhibit B or in the production from any such well.

                 5.8      NON-CONSENT OPERATIONS.

                          (a)     If Grantee elects (subject to Section 5.1) to
be a non-participating party (whether pursuant to an operating agreement or other agreement or arrangement, including without limitation, non-consent rights and obligations imposed by statute or regulatory agency) with respect to any operation on any Subject Interest or elects to be an abandoning party with respect to a Well located on any Subject Interest, the consequence of which election is that Grantee's interest in such Subject Interest or part thereof is temporarily (i.e., during a recoupment period) or permanently forfeited to the parties participating in such operations, or electing not to abandon such Well, then the costs and proceeds attributable to such forfeited interest shall not, for the period of such forfeiture (which may be a continuous and permanent period), be debited or credited to the Net Profits Account and such forfeited interest shall not, for the period of such forfeiture, be subject to the Production Payment.

                          (b)     If Grantee elects (subject to Section 5.1) to
be a participating party to such an operation, or elects to be a non-abandoning party with respect to such a Well, and any other party or parties have elected not to participate in such operation (or have elected to abandon such Well) with the result that (pursuant to an operating agreement or other agreement or arrangement, including without limitation, non-consent rights and obligations imposed by statute and/or regulatory agency) Grantee becomes entitled to receive, either temporarily (i.e., through a period of recoupment) or permanently, interests belonging to such other party or parties, then the costs and proceeds attributable to such non-participating parties' interests to which Grantee becomes so obligated and entitled shall be debited and credited to the Net Profits Account as though such interests were part of the Subject Interests.

                 5.9 RENEWALS AND EXTENSIONS OF LEASES. The Production Payment and the Reversion Interest shall apply to all renewals, extensions and other similar arrangements (and/or interests therein) of or with respect to any Lease which is included in the Subject Interests, whether or not such renewals, extensions or arrangements have heretofore been obtained by Grantor, or Grantor's predecessors in title, or are hereafter obtained by Grantee as well as to each new lease covering any minerals covered by one or more of the Leases if same are taken or acquired while the relevant Lease is in force and effect or within one year after the lapse thereof.


                                   ARTICLE 6
                        GRANTOR LIABILITY AND EQUIPMENT

                 6.1 NO PERSONAL LIABILITY OF GRANTOR. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS ASSIGNMENT, BUT SUBJECT TO THE MANAGEMENT AGREEMENT, GRANTOR SHALL NOT, BY VIRTUE OF THE PRODUCTION PAYMENT OR, PRIOR TO REVERSION, THE REVERSION INTEREST RESERVED IN THIS ASSIGNMENT, PERSONALLY BE RESPONSIBLE FOR PAYMENT OF ANY PART OF THE COSTS, EXPENSES OR LIABILITIES INCURRED IN CONNECTION WITH EXPLORING, DEVELOPING, OPERATING, OWNING AND/OR MAINTAINING THE SUBJECT INTERESTS; PROVIDED, HOWEVER, ALL SUCH COSTS, EXPENSES AND LIABILITIES SHALL, TO THE EXTENT THE SAME RELATE TO PERIODS AFTER THE EFFECTIVE DATE, NEVERTHELESS BE CHARGED AGAINST THE NET PROFITS ACCOUNT AS AND TO THE EXTENT HEREIN PERMITTED.

                 6.2 OWNERSHIP OF EQUIPMENT. The Production Payment does not include any right, title or interest in and to any of the personal property, fixtures, structures or equipment now or hereafter placed on, or used in connection with, the Subject Interests.

                                   ARTICLE 7
                                   TRANSFERS

                 7.1 ASSIGNMENTS BY GRANTEE. No party may assign or transfer any right, title or interest in this Assignment, the Subject Interests, or in any rights or obligations hereunder, without the prior written consent of the other party; provided, however, that the foregoing shall not prevent the Grantee from transferring, pledging or mortgaging the Grantee's interests in the Subject Interests pursuant to and as provided in the Credit Agreement; and provided, further, however, that Grantor shall have the right to transfer, pledge, or mortgage at any time and from time to time all or any portion of the Production Payment or Reversion Interest.


                                   ARTICLE 8
                                 SUBORDINATION

                 8.1 SUBORDINATION. The payment of any and all Production Payments is expressly subordinated to the extent and in the manner set forth in this Article 8 to the Superior Obligations. If for any reason any of the Superior Obligations are not paid when due or are not paid on or before the maturity thereof, or if there shall occur and be continuing any event which with the giving of notice or lapse of time or both would constitute a default or event of default under any instrument or agreement now or hereafter executed evidencing, in connection with, as security for or providing for the issuance of any of the Superior Obligations, including, without limitation, a Default or Event of Default under and as defined in the Credit Agreement, then, unless and until such event of default or default shall have been cured, or unless and until the Superior Obligations shall be paid in full, Grantor will not ask for, sue for, take, demand, receive or accept from Grantee, by set-off or in any other manner, any payment or distribution on account of the Production Payments nor present any instrument evidencing the Production Payments for payment (other than such presentment as may be necessary to prevent discharge of other liable parties on such instrument). In the event Grantor shall receive any payment or distribution on account of the Production Payments which Grantor is not entitled to receive under the provisions of this Article 8, Grantor will hold any amount so received in trust for the holders of the Superior Obligations and will forthwith turn over such payment to the holders of the Superior Obligations in the form received by Grantor (together with any necessary endorsement) to be applied on the Superior Obligations. Grantor will not commence any action or proceeding against Grantee to recover all or any part of the Production Payments or join with any other creditor, unless the holders of the Superior Obligations shall also join, in bringing any proceedings against Grantee under any bankruptcy, reorganization, readjustment of debt, arrangement of debt, receivership, liquidation or insolvency law or statute of the federal or any state government unless and until all Superior Obligations shall have been paid in full.

                 8.2 INSOLVENCY PROCEEDINGS. In the event of any receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization or arrangement with creditors, adjustment of debt, whether or not pursuant to bankruptcy laws, the sale of all or substantially all of the assets, dissolution, liquidation, or any other marshaling of the assets and liabilities of Grantee, Grantor will at the request of the holders of the Superior Obligations file any claim, proof of claim, proof of interest or other instrument of similar character necessary to enforce the obligations of Grantee in respect of the Production Payments and will hold in trust for the holders of the Superior Obligations and pay over to the holders of the Superior Obligations, in the form received (together with any necessary endorsement), to be applied on the Superior Obligations, any and all monies, dividends or other assets received in any such proceedings on account of the Production Payments unless and until the Superior Obligations shall be paid in full. In the event that Grantor shall fail to take any such action requested by the holders of the Superior Obligations, the holders of the Superior Obligations, may, as attorney-in-fact for Grantor take such action on behalf of Grantor, and Grantor hereby appoints the holders of the Superior Obligations as attorney-in-fact for Grantor to demand, sue for, collect and receive any and all such monies, dividends or other assets and give acquittance therefor and to file any claim, proof of claim, proof of interest or other instrument of similar character and to take such other proceedings in the holders of the Superior Obligations own name or in the name of Grantor as the holders of the Superior Obligations may deem necessary or advisable for the enforcement of the provisions of this Article 8; and Grantor will execute and deliver to the holders of the Superior Obligations such other and further powers of attorney or other instruments as the holders of the Superior Obligations may request in order to accomplish the foregoing.

                 8.3 NO IMPROVEMENTS. None of the obligations, liabilities, agreements and duties of Grantor under this Article 8 shall be released, diminished, impaired, reduced or affected by the occurrence of any of the following at any time or from time to time, even if occurring without notice to or without the consent of Grantor (any right of Grantor to be so notified or to require such consent being hereby waived):

                          (a)     any increase or decrease in the amount, or
any change in the manner, place or terms of payment, or any change or extension for any period, the time of payment of, or renewal or modification of, the Superior Obligations or any instrument or agreement now or hereafter executed evidencing, in connection with, as security for, or providing for the issuance of, any of the Superior Obligations in any manner, or amendment of any other agreement relating to the Superior Obligations (including provisions restricting or further restricting payments of the Production Payments);

                          (b)     the sale, exchange or release of all or any
part of any property by whomsoever at any time pledged or mortgaged to secure, howsoever securing, the Superior Obligations;

                          (c)     the release of anyone liable in any manner
for payment or collection of the Superior Obligations;

                          (d)     exercise or refrain from exercising any
rights against Grantee or others (including Grantor);

                          (e)     any invalidity, deficiency, illegality or
unenforceability of any Superior Obligations or the documents and instruments evidencing, governing or securing any Superior Obligations, in whole or in part, any bar by any statute of limitations or other law to recovery on any Superior Obligations, or any defense or excuse for failure to perform on account of force majeure, act of God, casualty, impracticability or other defense or excuse with respect to any Superior Obligations whatsoever;

                          (f)     the taking or accepting by the holders of the
Superior Obligations of any additional security for or subordination to any or all of the Superior Obligations;

                          (g)     the insolvency, bankruptcy or disability of
Grantor or Grantee or the filing or commencement of any insolvency proceeding involving Grantor or Grantee or other proceeding with respect thereto;

                          (h)     any modification of, or waiver of compliance
with, any terms of this Assignment with respect to any part hereto; or

                          (i)     any neglect, delay, omission, failure or
refusal of the holders of the Superior Obligations to take or prosecute any action against any party in connection with this Article 8.

                 8.4 FURTHER ASSURANCE. Grantor agrees to execute any and all other instruments necessary as required by the holders of the Superior Obligations to subordinate the Production Payment to the Superior Obligations as herein provided.

                 8.5 RIGHTS OF MORTGAGEE TO FORCE SALE OF PRODUCTION PAYMENT. Grantor hereby agrees that in the event an Event of Default has occurred and is continuing under the Credit Agreement, and the Agent (as defined in the Credit Agreement) has elected to pursue its remedies thereunder and is foreclosing upon the Subject Interests owned by the Grantee, Grantor shall allow the Agent, on Grantor's behalf, to arrange to sell and to sell the Production Payment concurrently with such of the Subject Interests as are subject to the foreclosure sale. The proceeds of any such (combined) sale shall be applied first to repayment of the Superior Obligations until same are paid in full; second to payment of the Production Payment until same has been paid in full; third to payment of the Subordinated Note; and, to the extent there are any excess proceeds of such sale after the foregoing application of the proceeds, to the owner of the Subject Interests or as otherwise provided by applicable law.

                 8.6 ACCEPTANCE. Notice of acceptance of this Article 8 is waived, acceptance on the part of the holders of the Superior Obligations being conclusively presumed by their request for this Article 8 and delivery of the same to it.

                 8.7 ASSIGNMENT OF SUPERIOR OBLIGATIONS. The rights under this Article 8 may be assigned by the holders of the Superior Obligations in connection with any assignment or transfer of any or all of the Superior Obligations.


                                   ARTICLE 9
                                 MISCELLANEOUS

                 9.1 GOVERNING LAW. The validity, effect and construction of this Assignment shall be governed by the law of the State of Colorado, exclusive of the conflict of laws provisions thereof.

                 9.2 INTENTIONS OF THE PARTIES. Nothing herein contained shall be construed to constitute either party hereto (under state law or for tax purposes) the agent of, or in partnership with, the other party. If, however, the parties hereto are deemed to constitute a partnership for federal income tax purposes, the parties elect to be excluded from the application of Subchapter K, Chapter 1, Subtitle A of the IRC, and agree not to take any position inconsistent with such election. In addition, the parties hereto intend that the Production Payment reserved hereby by Grantor shall at all times be treated as an incorporeal (i.e., a non-possessory) interest in real property or land and as a production payment under Section 636 of the IRC, payable out of Gross Proceeds (rather than as a working or any other interest).

                 9.3 NOTICES. All notices and other communications required or permitted under this Assignment shall be in writing and, unless otherwise specifically provided, shall be delivered personally, by prepaid telecopy or similar means (with signed confirmed copy to follow by mail in the manner provided below), or (except for quarterly statements provided for under
Section 4.5 above which may be sent by regular mail) by registered or certified mail, postage prepaid, or by delivery service for which a receipt is obtained, at the following addresses for Grantor and Grantee, and shall be deemed delivered on the date of receipt.

                          If to Grantor:

                          HS Resources, Inc.
                          1 Maritime Plaza, 15th Floor
                          San Francisco, California  94111
                          Attention:       Chief Financial Officer
                          Telephone:       (415) 433-5795
                          Fax:             (415) 433-5811

                          with a copy to:

                          HS Resources, Inc.
                          1999 Broadway, Suite 3600
                          Denver, Colorado  80202
                          Attention:       General Counsel
                          Telephone:       (303) 296-3600
                          Fax:             (303) 296-3601

                          If to Grantee:

                          Wattenberg Resources Land, L.L.C.
                          c/o David G. Stolfa, Manager
                          3300 South Columbine Circle
                          Englewood, Colorado  80110
                          Telephone:       (303) 762-9990
                          Fax:             (303) 762-9992
                          with a copy to:

                          The Chase Manhattan Bank, N.A.
                          1 Chase Manhattan Plaza
                          New York, New York  10081
                          Attention:       Rick Betz
                          Telephone:       (212) 552-2680
                          Fax:             (212) 552-1687

Either party may specify an alternative address by giving notice to the other party, in the manner provided in this Section 9.3.

                 9.4 FURTHER ASSURANCES. Grantor and Grantee agree to execute and deliver to the other all such other and additional instruments, notices, division orders, transfer orders and other documents and to do all such other and further acts and things as may be necessary to more fully and effectively grant, convey and assign to Grantee and to reserve to Grantor the rights, titles, interests and estates conveyed to Grantee and reserved by Grantor hereby or intended to be so conveyed and reserved.

                 9.5 COUNTERPARTS. This Assignment may be executed in multiple originals, all of which are identical except that, for the convenience of recording, counterparts hereof which are being recorded include only those certain portions of Exhibit A and Exhibit B which include descriptions of properties located in the recording jurisdiction in which the particular counterpart is being recorded. All of such counterparts together shall constitute one and the same instrument.

                 9.6 BINDING EFFECT. All the covenants and agreements of Grantor and Grantee herein contained shall be deemed to be covenants running with Grantor's and Grantee's interest in the Subject Interests and the lands affected thereby. All of the provisions hereof shall inure to the benefit of, and shall be binding upon, each of the parties hereto and their respective successors and, subject to the provisions of this Section 9.6, their assigns. Any sale, conveyance, assignment, sublease or other transfer of the Subject Interests, or any interest therein or any part thereof, shall provide that the assignee assume all of the obligations of the assignor with respect to the interest so transferred, and unless the non-assigning party otherwise expressly consents in writing, the assigning party shall also remain liable for the discharge of its obligations.

                 9.7 PARTITION. Grantor and Grantee acknowledge that Grantor and Grantee have no right or interest that would permit either to partition any portion of the Subject Interests, and Grantor and Grantee waive any such right.

                 9.8 SPECIFIC PERFORMANCE. In addition to any other remedy which Grantor or Grantee may enjoy under this Agreement, at law or in equity, Grantor and Grantee shall each have the right to seek and enforce the remedy of specific performance by the other party of its obligations under this Agreement.

                 9.9 REPRESENTATIONS. Each of Grantee and Grantor represent and warrant to the other that: (i) it has all necessary power and authority to execute, deliver and perform its obligations under this Assignment and that its execution, delivery and performance of this Assignment have been duly authorized by all necessary action on its part and this Assignment constitutes its legal, valid and binding obligation, enforceable in accordance with its terms; (ii) neither the execution and delivery of this Assignment, nor compliance with the terms and provisions hereof will conflict or result in a breach of, or require any consent under, its respective charter or bylaws or company agreement, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument by which it is bound, or to which it is subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any lien or security interest upon any of its revenues or assets; and (iii) no authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency are necessary for its execution, delivery or performance of this Assignment, or for the validity or the enforceability hereof, except for the recording and filing of the Assignment in the appropriate county records.

                 9.10 EFFECTIVE DATE. This Assignment shall become effective for all purposes as of 7:00 a.m. (at the respective locations of the Subject Interests) on March 29, 1996 (the "EFFECTIVE DATE").





                     [THIS SPACE INTENTIONALLY LEFT BLANK]

                 IN WITNESS WHEREOF, the parties have executed this Assignment effective as of the Effective Date.


                                               GRANTOR:

                                               HS RESOURCES, INC.
Attest:


By: /s/ JAMES M. PICCONE                       By:/s/ JAMES E. DUFFY
    Name:  James M. Piccone                    Name:  James E. Duffy
    Title: Secretary                           Title: Vice President



                                               GRANTEE:

                                               WATTENBERG RESOURCES LAND, L.L.C.
                                               By its Manager, David G. Stolfa


                                               By: /s/ DAVID G. STOLFA
                                                   David G. Stolfa, Manager


                        This Assignment was prepared by:

                                 J. Hovey Kemp
                           Davis, Graham & Stubbs LLP
                                   Suite 1200
                           1225 New York Avenue, N.W.
                             Washington, DC  20005

STATE OF COLORADO                 )
     CITY AND                     ) ss.
COUNTY OF DENVER                  )

                 The foregoing instrument was acknowledged before me this 26th day of March, 1996, by James E. Duffy, as Vice President of HS Resources, Inc., a Delaware corporation, on behalf of the corporation.

                 Witness my hand and official seal.

                         /s/ COLLEEN RICHARDS
                         ------------------------------------------
                         Notary Public


                         My commission expires: 3-26-98
                                                -------------------
(SEAL)



STATE OF COLORADO                 )
     CITY AND                     ) ss.
COUNTY OF DENVER                  )

                 The foregoing instrument was acknowledged before me this 26th day of March, 1996 by David G. Stolfa, in his capacity as Manager of Wattenberg Resources Land, L.L.C., a Delaware limited liability company, on behalf of the company.


                 Witness my hand and official seal.

                         /s/ COLLEEN RICHARDS
                         ------------------------------------------
                         Notary Public


                         My commission expires: 3-26-98
                                                -------------------
(SEAL)

                                   SCHEDULE 1

                   PAYMENT SCHEDULE OF THE PRODUCTION PAYMENT



Implicit issue price = $7,200,000.00

Interest rate = 8.5%